Contact:                 Mark T. Reitzes                                                                                                For immediate release
513-661-0457

Cheviot Financial Corp. Reports Fourth-Quarter and Annual Earnings

CINCINNATI, Ohio – January 29, 2016 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings for the fourth fiscal quarter of 2015 of $42,000, or $0.01 per share based upon 6,636,602 weighted average shares outstanding at December 31, 2015. Net earnings for the three months ended December 31, 2014 totaled $836,000 or $0.13 per share based upon 6,541,410 weighted average shares outstanding at December 31, 2014.  Net earnings for the year ended December 31, 2015 was $920,000, or $0.14 per share based on 6,617,500 weighted average shares outstanding at December 31, 2015, compared to $3.1 million for the year ended December 31, 2014, or $0.47 per share based on 6,585,061 weighted average shares outstanding at December 31, 2014.

For the three months ended December 31, 2015:

Net earnings for the three months ended December 31, 2015 totaled $42,000, a $794,000, or 95.0% decrease from the $836,000 of earnings reported in the December 2014 period.  The decrease in net earnings reflects an increase of $516,000 in general, administrative and other expense, an increase of $366,000 in the provision for losses on loans, a decrease of $206,000 in other income and a decrease of $78,000 in net interest income, which were partially offset by a decrease of $372,000 in the provision for federal income taxes.  The increase in general, administrative and other expense is due to $454,000 in legal and professional fees associated with our proposed merger with MainSource Financial Group announced on November 24, 2015.

Total interest income decreased $84,000, or 1.8%, to $4.5 million for the three months ended December 31, 2015, from the comparable quarter in 2014.   Interest income on loans increased $248,000, or 6.8%, to $3.9 million during the 2015 quarter from $3.7 million for the 2014 quarter.  This increase was due primarily to a $36.4 million, or 10.9%, increase in the average balance of loans outstanding, which was partially offset by a 16 basis point decrease in the average yield on loans to 4.20% for the 2015 quarter from 4.36% for the three months ended December 31, 2014.  Interest income on mortgage-backed securities decreased $54,000, or 60.0%, to $36,000 for the three months ended December 31, 2015, from $90,000 for the comparable 2014 quarter, due primarily to an $11.3 million, or 59.2% decrease in the average balance of securities outstanding and by a four basis point decrease in the average yield.  Interest income on investment securities decreased $287,000, or 38.7%, to $455,000 for the three months ended December 31, 2015, compared to $742,000 for the same quarter in 2014, due primarily to a decrease of $42.1 million in the average balance of investment securities outstanding and by a 24 basis point decrease in the average yield to 1.96% in the 2015 quarter.  Interest income on other interest-earning deposits increased $9,000, or 10.0% to $99,000 for the three months ended December 31, 2015.

Interest expense decreased $6,000, or 0.7% to $821,000 for the three months ended December 31, 2015, from $827,000 for the same quarter in 2014.  Interest expense on deposits increased by $16,000, or 2.3%, to $723,000, from $707,000, due primarily to a $4.6 million, or 1.0% increase in the average balance of deposits outstanding.  Interest expense on borrowings decreased by $24,000, or 19.8%, due primarily to a $2.5 million decrease in the average balance outstanding and a 13 basis point decrease in the average cost of borrowings.

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $78,000, or 2.1%, to $3.7 million for the three months ended December 31, 2015, as compared to the same quarter in 2014.  The average interest rate spread decreased to 2.91% for the three months ended December 31, 2015 from 2.92% for the three months ended December 31, 2014.  The net interest margin decreased to 2.95% for the three months ended December 31, 2015 from 2.97% for the three months ended December 31, 2014.

For the three months ended December 31, 2015, the company recorded a provision for losses on loans of $580,000, as compared to $214,000 for the three months ended December 31, 2014.  At December 31, 2015, non-performing loans as a percent of net loans increased 1.98% from 1.51% at December 31, 2014.

Other income decreased $206,000, or 21.4%, to $755,000 for the three months ended December 31, 2015, compared to the same quarter in 2014, due primarily to the absence in the gain on sale of investment and mortgage-backed securities of $255,000.

General, administrative and other expense increased $516,000, or 15.7%, to $3.8 million for the three months ended December 31, 2015.  This increase was due primarily to legal and professional expenses of  $454,000 incurred in relation to our proposed merger announced on November 24, 2015 with MainSource Financial Group.

The provision for federal income taxes decreased $372,000 for the three months ended December 31, 2015.   The effective tax rate for the three months ended December 31, 2015 was 23.6%.

For the year ended December 31, 2015:

Net earnings for the year ended December 31, 2015 totaled $920,000, a $2.2 million, or 70.1% decrease from the $3.1 million in net earnings reported for 2014.  The decrease in net earnings reflects an increase in general, administrative and other expense of $1.3 million, a decrease of $896,000 in other income, and an increase in the provision for losses on loans of $639,000 and a decrease of $276,000 in net interest income, which were partially offset by a decrease in the provision for federal income taxes of $910,000.

Total interest income decreased $385,000, or 2.1%, to $18.0 million for the year ended December 31, 2015, from the 2014 year.   Interest income on loans increased $346,000, or 2.4%, to $15.1 million during 2015 from $14.7 million for 2014.  This increase was due primarily to a $21.5 million increase in the average balance of loans outstanding, which was partially offset by a 17 basis point decrease in the average yield to 4.26% from 4.43% in 2014.  Interest income on mortgage-backed securities decreased $140,000, or 48.3%, to $150,000 for the year ended December 31, 2015, from $290,000 for 2014, due primarily to a decrease of $7.1 million in the average balance of securities outstanding and by an eight basis point decrease in yield year over year.  Interest income on investment securities decreased $618,000, or 20.1%, to $2.4 million for the year ended December 31, 2015, compared to 2014, due primarily to a decrease of $26.5 million, or 18.4%, in the average balance of investment securities outstanding and by a four basis point decrease in the average yield to 2.08% for the 2015 period. Interest income on other interest-earning deposits increased $27,000, or 7.6%, to $384,000 for the year ended December 31, 2015, as compared to 2014.

Interest expense decreased $109,000, or 3.1%, to $3.4 million for the year ended December 31, 2015, from $3.5 million for the same period in 2014.  Interest expense on deposits increased by $1,000, due primarily to a one basis point increase in the average costs of deposits to 0.66% during the 2015 period, which was partially offset by a $5.2 million decrease in the average balance outstanding.  Interest expense on borrowings decreased by $110,000, or 20.6%, due primarily to a 77 basis point decrease in the average cost of borrowings, which was partially offset by a $751,000, or 4.5%, increase in the average balance outstanding.

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $276,000, or 1.9%, to $14.6 million for the year ended December 31, 2015.  The average interest rate spread decreased two basis points to 2.88% for the year ended December 31, 2015 from 2.90% for the year ended December 31, 2014.  The net interest margin decreased to 2.92% for the year ended December 31, 2015 from 2.94% for the year ended December 31, 2014.

As a result of the overall change in the composition of our loan portfolio, we recorded a provision for losses on loans of $1.7 million for the year ended December 31, 2015, as compared to $1.0 million for the year ended December 31, 2014.  At December 31, 2015, our gross loan portfolio consisted of 43.5% in multifamily, construction and commercial loans as compared to 32.1% at December 31, 2014.

Other income decreased $896,000, or 23.2%, to $3.0 million for the year ended December 31, 2015, compared to the same period in 2014, due primarily to the absence of the gain on sale of investment and mortgage-backed securities of $1.1 million, which was partially offset by an increase of $434,000 in the gain on sale of loans.

General, administrative and other expense increased $1.3 million, or 9.4%, to $14.6 million for the year ended December 31, 2015, from $13.3 million for the comparable period in 2014.  The increase is a result of an increase of $1.0 million in employee compensation and benefits, an increase of $477,000 in legal and professional expense, an increase of $173,000 in property, payroll and other taxes, an increase of $146,000 in data processing expense, which were partially offset by a decrease of $419,000 in real estate owned loss expense and a decrease of $142,000 in occupancy and equipment expense.
The increase in legal and professional expense was due primarily to fees of $485,000 incurred in relation to our proposed merger with MainSource Financial Group announced on November 24, 2015.

As previously announced, on February 3, 2015 we entered into a severance agreement (the “Agreement”) with our former President and Chief Executive Officer in connection with his retirement.  The Agreement included non-competition, non-solicitation and confidentiality provisions and a full and final release of claims, in exchange for which we paid the former President and Chief Executive officer a total of approximately $765,000 upon his retirement.  The execution of the Agreement and resulting payments caused the majority of the increase in employee compensation and benefits and related property, payroll and other taxes for the year ended December 31, 2015.

The provision for federal income taxes decreased $910,000 for the year ended December 31, 2015.   The effective tax rate for the year ended December 31, 2015 was 32.1%.

Financial Condition Changes at December 31, 2015 and December 31, 2014:

At December 31, 2015, total assets were $572.0 million, compared to $571.2 million at December 31, 2014.  Total assets increased $763,000, or 0.1%, primarily due to the increase in loans receivable, including loans held for sale, of $39.1 million, which was partially offset by a decrease in investment securities of $35.8 million and a decrease of $1.9 million in mortgage-backed securities.   The decrease in investment securities was a result of securities called at par of $67.4 million, which were offset by purchases of $30.0 million.  The increase in loans receivable resulted from loan originations of $166.4 million, which was partially offset by the sale of loans in the secondary market of $47.6 million and principal repayments of $78.8 million.  During the year ended December 31, 2015, our commercial loan portfolio increased $33.2 million, or 40.8% to $114.5 million.  As a result, our gross loan portfolio at December 31, 2015 consisted of $219.1 million or 55.8% in one-to four-family residential loans, $32.6 million, or 8.3% in multifamily residential loans, $23.8 million, or 6.1% in gross construction loans, $114.5 million, or 29.1% in commercial loans and $2.9 million, or 0.7% in consumer loans in relation to total loans.

Total liabilities were $475.5 million at December 31, 2015, an increase of $476,000, or 0.1% compared to $475.1 million at December 31, 2014.  The increase in total liabilities is a result of an increase of $3.1 million, or 0.7% in total deposits which totaled $454.9 million at December 31, 2015, as compared to $451.8 million at December 31, 2014.  The increase in total deposits is due to an increase of $13.4 million in demand, transaction and passbook deposits, which was partially offset by a decrease of $10.3 million in certificates of deposit.  Advances from the Federal Home Loan Bank of Cincinnati decreased by $2.3 million, or 15.3%, to $12.6 million at December 31, 2015, from $14.9 million at December 31, 2014.  The decrease is a result of repayments of $14.2 million, which was partially offset by new advances during the year of $12.0 million.

Shareholders’ equity at December 31, 2015 was $96.5 million, an increase of $287,000, or 0.3%, from December 31, 2014.  The increase resulted primarily from a decrease in the unrealized loss on securities designated as available for sale, net of tax, of $1.1 million, net earnings of $920,000 and common stock issued for stock options exercised of $535,000, which was partially offset by dividend payments on common stock of $2.6 million. At December 31, 2015, tangible book value per share was $12.61 as compared to $12.72 at December 31, 2014.

Cheviot Financial Corp.

SUMMARIZED
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION AND
CONSOLIDATED STATEMENTS OF INCOME

The following tables set forth consolidated selected financial and other data of Cheviot Financial Corp. at the dates and for the periods presented.

	For the Year Ended
	(Unaudited)
	12/31/2015	12/31/2014

Selected Operating Data:	(In thousands, except per share data)
Total interest income	$18,049	$18,434
Total interest expense	3,411	3,520

Net interest income	14,638	14,914
Provision for losses on loans	1,663	1,024

Net interest income after provision for losses on loans	12,975	13,890
Total other income	2,967	3,863
Total general, administrative and other expense	14,588	13,330

Earnings before income taxes	1,354	4,423
Federal income taxes	434	1,344

Net earnings	$920	$3,079

Earnings per share – basic and diluted	$0.14	$0.47

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014

ASSETS:	(In thousands)
Cash and cash equivalents	$43,005	$52,973	$46,455	$32,553	$42,439
Investment securities available for sale	91,220	96,568	116,191	138,735	126,999
Mortgage-backed securities available for sale	7,503	7,925	8,474	8,933	9,400
Mortgage-backed securities held to maturity – at cost	-	-	-	-	-
Loans receivable, net (1)	376,171	365,095	354,478	338,035	337,095
Other assets	54,101	54,002	55,394	54,446	55,304

Total Assets	$572,000	$576,563	$580,992	$572,702	$571,237

LIABILITIES:
Deposits	$454,885	$459,856	$452,237	$455,523	$451,784
Advances from the Federal Home Loan Bank	12,578	12,849	25,284	13,857	14,851
Other liabilities	8,068	6,968	7,408	6,435	8,420

Total Liabilities	475,531	479,673	484,929	475,815	475,055
Total Shareholders’ equity	96,469	96,890	96,063	96,887	96,182

Total Liabilities & Shareholders’ equity	$572,000	$576,563	$580,992	$572,702	$571,237

(1)	Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014

	(In thousands, except per share data)

Total interest income	$4,495	$4,500	$4,604	$4,452	$4,579
Total interest expense	821	839	861	891	827

Net interest income	3,674	3,661	3,743	3,561	3,752
Provision for losses on loans	580	660	280	143	214

Net interest income after provision for
losses on loans	3,094	3,001	3,463	3,418	3,538
Total other income	755	750	781	681	961
Total general, administrative and other
expense	3,794	3,287	3,430	4,076	3,278

Earnings before income taxes	55	464	814	23	1,221
Federal income taxes	13	134	266	22	385

Net earnings	$42	$330	$548	$1	$836

Earnings per share – basic and diluted	$0.01	$0.05	$0.08	$0.00	$0.13

Cheviot Financial Corp.
SELECTED FINANCIAL AND OTHER DATA

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014

Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.03%	0.23%	0.38%	0.00%	0.59%
Return on average equity	0.17	1.36	2.25	0.00	3.50
Average equity to average assets	16.94	16.49	16.90	16.95	16.72
Net interest margin (2)	2.95	2.92	2.93	2.89	2.97
Interest rate spread (2)	2.91	2.90	2.87	2.85	2.92
Average interest-earning assets to average
interest-bearing liabilities	106.10	103.86	106.48	103.93	106.04
Total general, administrative and other expenses
to average total assets	2.64	2.24	2.38	2.86	2.30
Efficiency ratio (3)	85.66	74.52	75.82	96.09	69.55

Other Financial Ratios:
Basic earnings per share	$0.01	$0.05	$0.08	$0.00	$0.13
Diluted earnings per share	$0.01	$0.05	$0.08	$0.00	$0.13
Tangible book value per common share	$12.61	$12.68	$12.57	$12.77	$12.72
Shares outstanding	6,802,944	6,802,944	6,795,454	6,753,145	6,718,795
Weighted average shares	6,636,602	6,636,500	6,622,343	6,573,652	6,541,410
Weighted average diluted shares	6,737,192	6,729,975	6,722,306	6,663,784	6,605,690

Asset Quality Ratios:
Nonperforming loans as a percent of net loans (4)	1.98%	1.68%	1.61%	1.53%	1.51%
Nonperforming assets as a percent of total assets (4)	1.59	1.31	1.28	1.19	1.21
Allowance for loan losses as a percent of net loans	0.94	0.82	0.67	0.69	0.66
Allowance for loan losses as a percent of nonperforming assets (4)	38.87	39.57	32.09	34.18	32.40
Allowance for loan losses as a percent of net originated loans (5)	0.99	0.84	0.66	0.67	0.66
Allowance for loan losses as a percent of net purchased loans	0.83	0.82	0.84	0.86	0.77
Allowance for loan losses as a percent of originated non-performing assets (5)	78.73	63.74	42.56	47.62	41.88
Allowance for loan losses as a percent of purchased non-performing assets ………………….	10.13	14.94	18.50	19.86	20.23
Net charge-offs to average loans	0.01	0.02	0.06	0.02	0.06

Regulatory Capital Ratios (Bank Only):
Common equity tier 1 risk-based capital	21.57%	22.41%	23.01%	23.91%	N/A
Tier 1 risk-based capital	21.57	22.41	23.01	23.91	24.53%
Total risk-based capital	22.54	23.26	23.70	24.62	25.23
Tier 1 leverage	13.94	13.78	13.92	13.98	13.88
Number of:
Banking offices	12	12	12	12	12

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.
(2)
Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.
(4)
Nonperforming loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of non-performing loans and real estate acquired through foreclosure.  Includes non-performing assets acquired from First Franklin Corporation.

(5)	Ratios exclude the effects of loans and non-performing assets acquired from First Franklin Corporation.

Cheviot Savings Bank was established in 1911 and currently has twelve full-service offices in Hamilton County, Ohio.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.